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                                                                     EXHIBIT 4.3

                              AMENDMENT NUMBER TWO
                         IT CORPORATION RETIREMENT PLAN
                                1993 RESTATEMENT


          The IT Corporation Retirement Plan 1993 Restatement shall be amended, as follows, effective October 1, 1995:

          A.   Section 7.10 shall be amended in its entirety to read as follows:

          7.10 Loans.
               -----

          (a) Upon a Participant's written application in accordance with a uniform, non-discriminatory policy and procedure established by the Committee, the Committee or its delegate may direct the trustee to make a loan to a Participant. Under no circumstances may a Participant have more than one outstanding loan at any time. A married Participant may be required to furnish the Committee with the written, notarized consent of his/her spouse to such loan. All policies and procedure of the Committee pertaining to loans, including but not limited to application procedures, interest rate determinations, default and repayment terms, shall be set forth in a written document maintained with the records of the Committee.

          (b) A Participant who qualifies for a loan under this 7.10 may borrow an amount not less than $1,000 and not more than the lesser of
               (i) $50,000, reduced by the excess (if any) of the highest outstanding loan balance from the Plan during the 1-year period ending the day before the date on which such loan was made over the outstanding loan balance from the Plan on the date on which the loan was made, or (ii) one-half of the vested value, as of the valuation available at the time the application for the loan is received, of the Participant's Account.
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          (c)  The loan must be evidenced by a promissory note and secured by the Participant's vested interest in his or her Account. Not more than 50% of a Participant's vested interest in his or her Account shall be used as security for such a loan. The loan will be funded by amounts drawn from a Participant's Accounts proportionate to the investment funds in which such Accounts are held and from particular Accounts in the following order of priority:

               1.   Compensation Deferral Account.
               2.   Rollover Account.
               3. Transfer Account (Applicable to Employer Contributions Attributable to PEI Retirement Plan).
               4. Transfer Account (Applicable to Pre-Tax Contributions Attributable to PEI Retirement Plan).
               5.   Special Profit Sharing Allocation Attributable to 1987 only.
               6. Pension Contributions Attributable to Periods Prior to April 1, 1985.
               7.   Company Fixed Contribution Account.
               8.   Company Discretionary Contribution Account.
               9.   Company Matching Contributions Account.

          (d) The interest rate shall be the prime rate plus one percent, as determined and adjusted periodically by the Committee in its discretion.

          (e) All loans of at least $2000 shall be repaid over a period not to exceed three full years. Loans of less than $2000 shall be repaid over a period not to exceed one full year. The payment shall be made by payroll deduction beginning with the first paycheck in the month following the month in which the loan proceeds are received by the Participant. Repayment of principal and interest shall be amortized on a level basis over the term of the loan. Principal and interest

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               payments on a Participant's loan will be credited to the
               Participant's Account in the ratio in which loan funds were withdrawn and to the investment funds in the same proportion as current contributions are being invested. The entire balance of the loan may be paid at any time by cashier's check or money order. Accelerated or partial payments, except as herein provided, will not be allowed. If any loan to a Participant is unpaid on the date that he or she retires or otherwise terminates employment, or the amount of the Participant's regular paycheck becomes insufficient to cover the periodic payment amount, or the Plan is terminated, the loan on such date shall become immediately due and payable, and the amount thereof, together with any interest accrued, will be deducted from the value of Participant's account.

          B.   A new section 7.11 shall be added to read as follows:

          7.11 Special Rules for Company Stock.  In the event the Committee
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               designates an investment fund to consist substantially of stock of the Company or its parent, International Technology Corporation (such fund to be referred to hereafter as the "Company Stock Fund" and such stock to be referred to hereafter as "Company Stock"), the following special rules shall apply in connection with the voting and tendering of Company Stock. The Company, after consultation with the Trustee, shall provide and pay for all printing, mailing, tabulation and other costs associated with the voting and tendering of Company Stock.

          (a)  Voting.
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          (1)  When the issuer of Company Stock prepares for any annual or special meeting, the Company shall notify the Trustee thirty (30) days in advance of the intended record date and shall cause a copy of all materials to be sent to the Trustee. Based on these materials, the Trustee shall prepare a voting instruction form. At the time of mailing of notice of each annual or special stockholders' meeting of

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               the issuer of Company Stock, the Company shall cause a copy of the notice and all proxy solicitation materials to be sent to each Participant with an interest in Company Stock held in the Trust, together with the foregoing voting instruction form to be returned to the Trustee or its designee. The form shall show the proportional interest in the number of full and fractional shares of Company Stock credited to the Participant's Accounts held in the Stock Fund for purposes of this Section 7.11 even if individual shares are not actually allocated. The Company shall provide the Trustee with a copy of any materials provided to the Participants and shall certify to the Trustee that the materials have been mailed or otherwise sent to Participants.

          (2) Each Participant with an interest in the Stock Fund shall have the right to direct the Trustee as to the manner in which the Trustee is to vote (including not to vote) that number of shares of Company Stock reflecting such Participant's proportional interest in the Stock Fund (both vested and unvested).
               Directions from a Participant to the Trustee concerning the voting of Company Stock shall be communicated in writing, or by mailgram or similar means. These directions shall be held in confidence by the Trustee and shall not be divulged to the Company, or any officer or employee thereof, or any other person. Upon its receipt of the directions, the Trustee shall vote the shares of Company Stock reflecting the Participant's proportional interest in the Stock Fund as directed by the Participant. The Trustee shall not vote shares of Company Stock reflecting a Participant's proportional interest in the Stock Fund for which it has received no direction from the Participant.

          (3) The Trustee shall vote that number of shares of Company Stock not credited to participants' accounts in the same proportion on each issue as it votes those shares credited to Participants' accounts

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               for which it received voting directions from Participants.

          (b)  Tender Offers.

          (1) Upon commencement of a tender offer for any securities held in the Trust that are Company Stock, the Company shall notify each Participant with an interest in such Company Stock of the tender offer and utilize its best efforts to timely distribute or cause to be distributed to the Participant the same information that is distributed to shareholders of the issuer of Company Stock in connection with the tender offer, and, after consulting with the Trustee, shall provide and pay for a means by which the Participant may direct the Trustee whether or not to tender the Company Stock reflecting such Participant's proportional interest in the Stock Fund (both vested and unvested). The Company shall provide the Trustee with a copy of any material provided to the Participants and shall certify to the Trustee that the materials have been mailed or otherwise sent to Participants.

          (2) Each Participant shall have the right to direct the Trustee to tender or not to tender some or all of the shares of Company Stock reflecting such Participant's proportional interest in the Stock Fund (both vested and unvested). Directions from a Participant to the Trustee concerning the tender of Company Stock shall be communicated in writing, or by mailgram or such similar means as is agreed upon by the Trustee and the Company under the preceding paragraph. These directions shall be held in confidence by the Trustee and shall not be divulged to the Company, or any officer or employee thereof, or any other person except to the extent that the consequences of such directions are reflected in reports regularly communicated to any such persons in the ordinary course of the performance of the Trustee's services hereunder. The Trustee shall tender or not tender shares of Company Stock as directed by the Participant. The Trustee shall not tender shares of Company Stock reflecting a

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               Participant's proportional interest in the Stock Fund for which it has received no direction from the Participant.

          (3) The Trustee shall tender that number of shares of Company Stock not credited to Participants' accounts in the same proportion as the total number of shares of Company Stock credited to Participants' accounts for which it has received instructions from Participants.

          (4) A Participant who has directed the Trustee to tender some or all of the shares of Company Stock reflecting the Participant's proportional interest in the Stock Fund may, at any time prior to the tender offer withdrawal date, direct the Trustee to withdraw some or all of the tendered shares reflecting the Participant's proportional interest, and the Trustee shall withdraw the directed number of shares from the tender offer prior to the tender offer withdrawal deadline. Prior to the withdrawal deadline, if any shares of Company Stock not credited to Participants' accounts have been tendered, the Trustee shall redetermine the number of shares of Company Stock that would be tendered under Section 7.11(b)(3) hereof if the date of the foregoing withdrawal were the date of determination, and withdraw from the tender offer the number of shares of Company Stock not credited to Participants' accounts necessary to reduce the amount of tendered Company Stock not credited to Participants' accounts to the amount so redetermined. A Participant shall not be limited as to the number of directions to tender or withdraw that the Participant may give to the Trustee.

          (5) A direction by a Participant to the Trustee to tender shares of Company Stock reflecting the Participant's proportional interest in the Stock Fund shall not be considered a written election under the Plan by the Participant to withdraw, or have distributed, any or all of his withdrawable shares. The Trustee shall credit to each proportional interest of the Participant from which the tendered shares were taken the proceeds received by

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               the Trustee in exchange for the shares of Company Stock tendered from that interest. Pending receipt of directions (through the Plan Administrator) from the appropriate party specified in the Plan, as to which of the remaining investment options the proceeds should be invested in, the Trustee shall invest the proceeds in the investment fund described in Schedule "C" of the Trust Agreement.

          (c)  Shares Credited.
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               For all purposes of this Section, the number of share Company
               Stock deemed "credited" or "reflected" to a Participant's proportional interest is determined as of the last preceding valuation date. The trade date is the date the transaction is valued.

          (d)  General.
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               With respect to all rights other than the right to vote, the right to tender, and the right to withdraw shares previously tendered, in the case of Company Stock credited to a Participant's proportional interest in the Stock Fund, the Trustee shall follow the directions of the Participant and if no such directions are received, the directions of the Committee. The Trustee shall have no duty to solicit directions from Participants. With respect to all rights other than the right to vote and the right to tender, in the case of Company Stock not credited to participants' accounts, the Trustee shall follow the directions of the Committee.

          (e)  Conversion.
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               All provisions in this Section 7.11 shall also apply to any securities received as a result of a conversion of Company Stock.

          IN WITNESS WHEREOF, this instrument of Amendment is executed this 1st day of October, 1995.

                              By: /s/ Anthony J. DeLuca
                                  ---------------------
                                  Anthony J. DeLuca

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